Exhibit 2.1

FORM OF REORGANIZATION AGREEMENT

between

LIBERTY GLOBAL PLC

and

LIBERTY LATIN AMERICA LTD.

Dated as of

i

7.6	Governing Law; Jurisdiction	23
7.7	Waiver of Jury Trial	23
7.8	Severability	24
7.9	Amendments; Waivers	24
7.10	No Strict Construction; Interpretation	24
7.11	Conflicts with Tax Sharing Agreement	25
7.12	Counterparts	25

EXHIBIT A – Form of Facilities Sharing Agreement

EXHIBIT B – Form of Sublease

EXHIBIT C – Form of Services Agreement

EXHIBIT D – Form of Tax Sharing Agreement

SCHEDULE 1.1 – Restructuring Plan

ii

REORGANIZATION AGREEMENT

This REORGANIZATION AGREEMENT (together with all Schedules and Exhibits hereto, this “Agreement”), dated as of [●], is entered into by and between LIBERTY GLOBAL PLC, a public limited company organized under the laws of England and Wales (“LGP”), and Liberty Latin America Ltd., an exempted Bermuda company limited by shares (“Splitco”). Certain capitalized terms used herein have the meanings ascribed thereto in Section 7.1.

RECITALS:

WHEREAS, Splitco is and prior to the Split-off (as defined below) will be a wholly-owned Subsidiary of LGP;

WHEREAS, in accordance with and pursuant to the LGP Articles, the businesses, assets and liabilities of LGP are currently divided into two tracking stock groups: the Liberty Global Group and the LiLAC Group (as defined below).

WHEREAS, the LGP Board has determined that it is appropriate and in the best interests of LGP and its shareholders to reorganize its business, assets and liabilities by means of the Split-off of Splitco, which would consist of all of the business, assets and liabilities attributed to LGP’s LiLAC Group, which includes: (i) LGE Coral Holdco Limited (“LGE Coral” and its subsidiaries, which include Cable & Wireless Communications Limited (“CWC”), (ii) VTR Finance B.V. (“VTR Finance”) and its subsidiaries, which includes VTR.com SpA, (“VTR”) (iii) Lila Chile Holding B.V. (“Lila Chile”), which is the parent entity of VTR Finance and (iv) LiLAC Communications Inc. (“LiLAC Communications”) and its subsidiaries, which include Liberty Cablevision of Puerto Rico LLC (a 60% owned subsidiary) (“Liberty Puerto Rico”) (collectively, the “LiLAC Group”), as well as the LiLAC Group’s corporate level cash and cash equivalents and indebtedness at the Effective Time (as defined below);

WHEREAS, the Restructuring (as defined below) includes in part a series of internal distributions of the membership interests of LGI International Holdings LLC, a Delaware limited liability company that is classified as a disregarded entity for U.S. federal income tax purposes and directly owns all of the outstanding stock of LiLAC Communications, and each distribution is intended to qualify as a tax-free distribution of the stock of LiLAC Communications under Section 355 of the Internal Revenue Code of 1986, as amended (the “Code”) (such internal distributions, collectively, the “PR Spin-off”);

WHEREAS, the parties desire to effect the transactions contemplated by this Agreement, including the Restructuring and the distribution, by means of an interim dividend in specie (the “Distribution”), of all of the issued and outstanding common shares of Splitco to the holders of record on the Record Date (as defined below) of LGP’s LiLAC Class A Ordinary Shares, nominal value $0.01 per share (“LILA”), LGP’s LiLAC Class B Ordinary Shares, nominal value $0.01 per share (“LILAB”) and LGP’s LiLAC Class C Ordinary Shares, nominal value $0.01 per share (“LILAK” and together with LILA and LILAB, the “LiLAC Ordinary Shares”);

WHEREAS, the transactions contemplated by this Agreement, including the Restructuring and the Distribution, have been approved by the LGP Board and, to the extent applicable, the Splitco Board, and are motivated in whole or substantial part by certain substantial corporate business purposes of LGP and Splitco;

WHEREAS, the (i) transfer of the Splitco Assets by LGP to Splitco, together with the assumption by Splitco of the Splitco Liabilities (the “Contribution”), (ii) the Distribution and (iii) the redesignation of LiLAC Ordinary Shares as deferred shares, the transfer of such deferred shares for no consideration to third party designee and the subsequent cancellation of the deferred shares, taken together, are intended to qualify as a tax-free reorganization and split-off transaction under Sections 368(a)(1)(D), 355 and related provisions of the Code (the “Split-off”) and (iv) the Split-off is motivated in whole or substantial part by certain substantial corporate business purposes of LGP and Splitco;

WHEREAS, this Agreement constitutes a “plan of reorganization” within the meaning of Section 368 of the Code and the Treasury Regulations promulgated thereunder; and

WHEREAS, the parties wish to set forth in this Agreement the terms on which, and the conditions subject to which, they intend to implement the measures referred to above and elsewhere herein.

NOW, THEREFORE, in consideration of the foregoing and the mutual representations, warranties, covenants and agreements contained herein, the parties to this Agreement hereby agree as follows:

ARTICLE I

THE RESTRUCTURING

1.1 Restructuring.

(a) The parties have taken or will take, and have caused or will cause their respective Subsidiaries to take, all actions that are necessary or appropriate to implement and accomplish the transactions contemplated by each of the steps set forth in the Restructuring Plan (collectively, the “Restructuring”); provided, that all of such steps that are stated to occur prior to the Distribution shall be completed by no later than the Effective Time.

(b) The Restructuring and the Distribution are intended to be part of the same plan of reorganization, even though there may be delays between the completion of certain of the transactions.

1.2 Transfer of Splitco Assets and Splitco Businesses; Assumption of Splitco Liabilities.

On the terms and subject to the conditions of this Agreement, and in furtherance of the Restructuring and the Split-off:

(a) LGP, by no later than immediately before the Effective Time, shall cause all of its (or its Subsidiaries’) rights, title and interest in and to all of the Splitco Assets and Splitco Businesses to be contributed, distributed, assigned, transferred, conveyed and delivered, directly or indirectly, to Splitco, and Splitco agrees to accept or cause to be accepted all such rights, title and interest in and to all the Splitco Assets and Splitco Businesses. All Splitco Assets are being transferred on an “as is, where is” basis, without any warranty whatsoever on the part of LGP.

(b) LGP, by no later than immediately before the Effective Time, shall cause all of the Splitco Liabilities to be assigned, directly or indirectly, to Splitco, and Splitco agrees to accept, assume, perform, discharge and fulfill all of the Splitco Liabilities in accordance with their respective terms.

(c) Upon completion of the transactions contemplated by Sections 1.2(a) and (b) above: (i) Splitco will own, directly or indirectly, the Splitco Businesses and the Splitco Assets and be subject to the Splitco Liabilities; and (ii) LGP will continue to own, directly or indirectly, the LGP Retained Businesses and the LGP Retained Assets and continue to be subject to the LGP Retained Liabilities.

(d) If, following the Effective Time: (i) any property, right or asset forming part of the Splitco Businesses has not been transferred to Splitco or another Splitco Entity, LGP undertakes to transfer, or procure the transfer of, such property, right or asset to Splitco or another Splitco entity nominated by Splitco and reasonably acceptable to LGP as soon as practicable; or (ii) any property, right or asset forming part of the LGP Retained Businesses has been transferred to Splitco or another Splitco Entity, Splitco undertakes to transfer, or procure the transfer of, such property, right or asset to LGP or another LGP Entity nominated by LGP and reasonably acceptable to Splitco as soon as practicable.

1.3 Third Party Consents and Government Approvals. To the extent that either the Distribution or any step in the Restructuring Plan requires a consent of any third party or a Governmental Authorization, the parties will use commercially reasonable efforts to obtain each such consent and Governmental Authorization at or prior to the time such consent or Governmental Authorization is required in order to lawfully effect the Distribution and each step in the Restructuring Plan.

1.4 Further Actions. From and after the Effective Time, upon the reasonable request of a party hereto, each other party hereto will promptly take, or cause its Subsidiaries to promptly take, all commercially reasonable actions necessary or appropriate to fully accomplish the Restructuring and to give effect to the transactions provided for in this Agreement, including each step in the Restructuring Plan, in accordance with the purposes hereof.

1.5 Restructuring Documents. All documents and instruments used to effect the Restructuring and otherwise to comply with this Agreement shall be in form satisfactory to LGP, Splitco and any additional signatories hereto.

1.6 Qualification as Reorganization. (a) For U.S. federal income tax purposes, LGP and Splitco intend that (1) the PR Spin-off qualifies as tax-free under Section 355 of the Code, and (2) the Split-off qualifies as a tax-free reorganization and split-off transaction under Sections 368(a)(1)(D) and 355 and related provisions of the Code.

(b) For non-U.S. federal income tax purposes, LGP and Splitco intend that the various steps in the Restructuring Plan will be accorded the tax treatment originally reported by LGP, Splitco or any of their Subsidiaries on the relevant tax return for the taxable year that includes the Distribution.

ARTICLE II

THE DISTRIBUTION

2.1 The Distribution.

(a) The LGP Board shall have the authority and right: (i) to declare or refrain from declaring the Distribution; (ii) to establish and change the date and time of the record date for the Distribution (the “Record Date”); (iii) to establish and change the date and time at which the Distribution shall be effective (the “Effective Time”); and (iv) prior to the Effective Time, to establish and change the procedures for effecting the Distribution; subject, in all cases, to the applicable provisions of English law and the LGP Articles.

(b) At the Effective Time, subject to the conditions to the Distribution set forth in Section 2.2, LGP shall cause to be distributed to the holders of record of LiLAC Ordinary Shares on the Record Date (such holders, the “LiLAC Ordinary Shares Record Holders”), all of the issued and outstanding shares of Splitco Common Shares on the basis of (i) one Class A Common Share, par value $0.01 per share, of Splitco (“Splitco Class A Common Shares”) for each share of LILA held of record on the Record Date, (ii) one Class B Common Share, par value $0.01 per share, of Splitco (“Splitco Class B Common Shares”) for each share of LILAB held of record on the Record Date and (iii) one Class C Common Share, par value $0.01 per share, of Splitco (“Splitco Class C Common Shares” and together with the Splitco Class A Common Shares and the Splitco Class B Common Shares, “Splitco Common Shares”) for each share of LILAK held of record on the Record Date.

(c) Immediately prior to the Effective Time, LGP and Splitco shall take such actions as are necessary and appropriate to cause the issued and then outstanding shares of Splitco Common Shares (all of which shall be owned by LGP), to be reclassified into: (i) a number of shares of Splitco Class A Common Shares equal to the number of shares of LILA outstanding as of the Record Date; (ii) a number of shares of Splitco Class B Common Shares equal to the number of shares of LILAB outstanding as of the Record Date; and (iii) a number of shares of Splitco Class C Common Shares equal to the number of shares of LILAK outstanding as of the Record Date.

(d) LGP will take such action, if any, as may be necessary or appropriate under applicable state and foreign securities and “blue sky” laws to permit the Distribution to be effected in compliance, in all material respects, with such laws.

2.2 Conditions to the Distribution. The Distribution is subject to the satisfaction of the following conditions:

(a) the LGP Board, or a committee thereof, shall have taken all necessary corporate action to establish the Record Date in order to effect the Distribution in accordance with the LGP Articles and bylaws and applicable law;

(b) LGP shall have received the opinion of Shearman & Sterling LLP providing to the effect that, subject to the qualifications and limitations set forth in such opinion, the Split-off qualifies for shareholder non-recognition treatment under Section 355 of the Code and related provisions with the result that, for U.S. federal income tax purposes, no gain or loss should be recognized by, and no amount should be included in the income of, holders of LiLAC Ordinary Shares upon the receipt of shares of Splitco Common Shares in the Split-off, and such opinion shall not have been withdrawn, invalidated or modified in an adverse manner;

(c) (i) the effectiveness of the registration statement on Form S-1 with respect to the registration under the Securities Act of Splitco Common Shares and (ii) the effectiveness of the registration of the Splitco Common Shares under Section 12(b) of the Securities Exchange Act of 1934, as amended;

(d) the Splitco Class A Common Shares and Splitco Class C Common Shares shall have been approved for listing on the NASDAQ Stock Market; and

(e) any other material regulatory or contractual approvals that a committee of the Board determines to obtain shall have been so obtained and be in full force and effect.

The foregoing conditions are for the sole benefit of LGP and shall not in any way limit LGP’s right to amend, modify or terminate this Agreement in accordance with Section 6.1. All of the foregoing conditions are non-waivable, except that the condition set forth in Section 2.2(e) may be waived by the LGP Board and any determination made by the LGP Board prior to the Distribution concerning the satisfaction or waiver of any condition set forth in this Section 2.2 shall be final and conclusive.

2.3 Treatment of Outstanding Equity Awards.

(a) Certain current and former employees, non-employee directors and consultants of LGP, the Qualifying Subsidiaries and their respective Subsidiaries have been granted options, share appreciation rights and restricted share units in respect of LiLAC Ordinary Shares pursuant to various share incentive plans of LGP administered by the LGP Board (collectively, “Awards”). LGP and Splitco shall use commercially reasonable efforts to take all actions necessary or appropriate so that Awards that are outstanding immediately prior to the Effective Time are adjusted as set forth in this Section 2.3 and in accordance with the terms of the Splitco Transitional Plan.

(b) Options. As of the Effective Time, and as determined by the LGP Board pursuant to its authority granted under the applicable share incentive plan of LGP, each LiLAC Option (whether unvested, partially vested or fully vested) outstanding at the Effective Time (each such LiLAC Option, an “Outstanding LiLAC Option”) will automatically be cancelled and replaced with an option to purchase the same number and class of Splitco Common Shares (a “Splitco Option”) as the number and class of shares subject to the Outstanding LiLAC Option.

Except as described herein, all other terms of the Splitco Options (including the per-share exercise price and the vesting terms thereof) will, in all material respects, be the same as those of the corresponding Outstanding LiLAC Options; provided, that the terms and conditions of exercise of the Splitco Options shall in any event be determined in a manner consistent with Section 409A of the Code.

(c) Share Appreciation Rights. As of the Effective Time, and as determined by the LGP Board pursuant to its authority granted under the applicable share incentive plan of LGP, each LiLAC SAR (whether unvested, partially vested or fully vested) outstanding at the Effective Time (each such LiLAC SAR, an “Outstanding LiLAC SAR”) will automatically be cancelled and replaced with a share appreciation right with respect to the same number and class of Splitco Common Shares (a “Splitco SAR”) as the number and class of shares subject to the Outstanding LiLAC SAR.

Except as described herein, all other terms of the Splitco SARs (including the per-share base price and the vesting terms thereof) will, in all material respects, be the same as those of the corresponding Outstanding LiLAC SARs; provided, that the terms and conditions of exercise of the Splitco SARs shall in any event be determined in a manner consistent with Section 409A of the Code.

(d) Restricted Share Units and Performance Share Units. As of the Effective Time, and as determined by the LGP Board pursuant to its authority granted under the applicable share incentive plan of LGP, each restricted share unit with respect to shares of LiLAC Ordinary Shares (whether vested, partially vested or fully vested) (an “Outstanding LiLAC RSU”) will automatically be cancelled and replaced with a restricted share unit with respect to the same number and class of Splitco Common Shares (a “Splitco RSU”) as the number and class of shares subject to the Outstanding LiLAC RSU. Except as described herein, Splitco RSUs will otherwise be subject, in all material respects, to the same terms and conditions (including the vesting terms thereof) as those applicable to LiLAC RSUs immediately prior to the Effective Time. As provided in the Splitco Transitional Plan, at the time that the level of performance achievement is determined for each restricted share unit with respect to LiLAC Ordinary Shares that is subject to performance conditions and that is outstanding at the Effective Time (an “Outstanding LiLAC PSU”), such Outstanding LiLAC PSUs will automatically be cancelled and replaced with Splitco RSUs with the same number and class of shares subject to the earned portion of the Outstanding LiLAC PSUs.

(e) From and after the Effective Time, Splitco Options, Splitco SARs and Splitco RSUs, regardless of by whom held, shall be settled by Splitco pursuant to the terms of the Splitco Transitional Plan. The obligation to deliver (i) shares of Splitco Common Shares upon the exercise of Splitco Options, (ii) cash or shares of Splitco Common Shares in settlement of Splitco SARs and (iii) shares of Splitco Common Shares upon vesting of Splitco RSUs shall be the sole obligation of Splitco, and LGP shall have no Liability in respect thereof.

(f) It is intended that the Splitco Transitional Plan shall effect the adjustments to be made to the Outstanding LiLAC Options, Outstanding LiLAC SARs, Outstanding LiLAC RSUs and Outstanding LiLAC PSUs granted pursuant to the share incentive plans of LGP and that the Splitco Transitional Plan shall govern the terms of any Splitco Option, Splitco SAR or Splitco RSU that is issued as part of the adjustment provisions of this Section 2.3.

(g) With respect to any equity awards issued as a result of such adjustments (collectively, “Post Spin Awards”) and any existing similar incentives in respect of LGP Ordinary Shares, in each case, pursuant to this Section 2.3, service after the Effective Time as an employee or non-employee director of, or consultant to, LGP, Splitco, any Qualifying Subsidiary or any of their respective Subsidiaries shall be treated as service to LGP and Splitco and their respective Subsidiaries for all purposes under such Post Spin Awards and any existing similar incentives in respect of LGP Ordinary Shares following the Effective Time.

(h) Neither the Effective Time nor any other transaction contemplated by the Restructuring Plan or this Agreement shall be considered a termination of employment for any employee of LGP, Splitco or any of their respective Subsidiaries for purposes of any Post Spin Award or any existing similar incentives in respect of LGP Ordinary Shares.

(i) Splitco agrees that, on and after the Effective Time, it shall use its reasonable efforts to cause to be effective under the Securities Act, on a continuous basis, a registration statement on Form S-8 with respect to shares of Splitco Common Shares issuable upon exercise of Splitco Options, settlement of Splitco SARs and vesting of Splitco RSUs.

(j) For the avoidance of doubt, nothing in this Section 2.3 shall limit or otherwise restrict the provisions set forth in Section 2.02(i) of the Tax Sharing Agreement, and in the event of a conflict, Section 2.02(i) of the Tax Sharing Agreement shall prevail.

ARTICLE III

REPRESENTATIONS AND WARRANTIES

3.1 Representations and Warranties of the Parties. Each party hereto represents and warrants to the other as follows:

(a) Organization and Qualification. Such party is an entity duly organized, validly existing and in good standing under the laws of its jurisdiction of incorporation or organization, has all requisite corporate power and authority to own, use, lease or operate its properties and assets, and to conduct the business heretofore conducted by it, and is duly qualified to do business and is in good standing in each jurisdiction in which the properties owned, used, leased or operated by it or the nature of the business conducted by it requires such qualification, except in such jurisdictions where the failure to be so qualified and in good standing would not have a material adverse effect on its business, financial condition or results of operations or its ability to perform its obligations under this Agreement.

(b) Authorization and Validity of Agreement. Such party has all requisite power and authority to execute, deliver and perform its obligations under this Agreement, the agreements and instruments to which it is to be a party required to effect the Restructuring (the “Restructuring Agreements”) and the agreements to be delivered by it at the Closing pursuant to Section 5.3 (the “Other Agreements”). The execution, delivery and performance by such party of this Agreement, the Restructuring Agreements and the Other Agreements and the consummation by it of the transactions contemplated hereby and thereby have been duly and validly authorized by the board of directors, managing members or analogous governing body of such party and, to the extent required by law, its shareholders or members, and no other corporate or other action on its part is necessary to authorize the execution and delivery by such party of this Agreement, the Restructuring Agreements and the Other Agreements, the performance by it of its obligations hereunder and thereunder and the consummation by it of the transactions contemplated hereby and thereby. This Agreement has been, and each of the Restructuring Agreements and each of the Other Agreements, when executed and delivered, will be, duly executed and delivered by such party and each is, or will be, a valid and binding obligation of such party, enforceable in accordance with its terms.

3.2 No Approvals or Notices Required; No Conflict with Instruments. The execution, delivery and performance by such party of this Agreement, the Restructuring Agreements and the Other Agreements, and the consummation of the transactions contemplated hereby and thereby, do not and will not conflict with or result in a breach or violation of any of the terms or provisions of, constitute a default under, or result in the creation of any lien, charge or encumbrance upon any of its assets pursuant to the terms of, the charter or bylaws (or similar formation or governance instruments) of such party, any indenture, mortgage, deed of trust, loan agreement or other agreement or instrument to which it is a party or by which it or any of its assets are bound, or any law, rule, regulation, judgment, order or decree of any court or governmental authority having jurisdiction over it or its properties.

3.3 No Other Reliance. In determining to enter into this Agreement, the Restructuring Agreements and the Other Agreements, and to consummate the transactions contemplated hereby and thereby, such party has not relied on any representation, warranty, promise or agreement other than those expressly contained herein or therein, and no other representation, warranty, promise or agreement has been made or will be implied. Except as otherwise expressly set forth herein or in the Restructuring Agreements or the Other Agreements, all Splitco Assets and Splitco Businesses are being transferred on an “as is, where is” basis, at the risk of the transferee, without any warranty whatsoever on the part of the transferor and from and after the Effective Time.

ARTICLE IV

COVENANTS

4.1 Cross-Indemnities.

(a) Splitco hereby covenants and agrees, on the terms and subject to the limitations set forth in this Article IV, from and after the Closing, to indemnify and hold harmless LGP, its Subsidiaries and their respective current and former directors, officers and employees, and each of the heirs, executors, trustees, administrators, successors and assigns of any of the foregoing (the “LGP Indemnified Parties”) from and against any Losses incurred by the LGP Indemnified Parties (in their capacities as such) to the extent arising out of or resulting from any of the following:

(i) the conduct of the Splitco Businesses (whether before or after the Closing);

(ii) the Splitco Assets;

(iii) the Splitco Liabilities; or

(iv) any breach of, or failure to perform or comply with, any covenant, undertaking or obligation of Splitco or any of its Subsidiaries under this Agreement, any Restructuring Agreement or any Other Agreement.

(b) LGP hereby covenants and agrees, on the terms and subject to the limitations set forth in this Article IV, from and after the Closing, to indemnify and hold harmless Splitco, its Subsidiaries and their respective current and former directors, officers and employees, and each of the heirs, executors, trustees, administrators, successors and assigns of any of the foregoing (the “Splitco Indemnified Parties”) from and against any Losses incurred by the Splitco Indemnified Parties (in their capacities as such) to the extent arising out of or resulting from:

(i) the conduct of the LGP Retained Businesses (whether before or after the Closing);

(ii) the LGP Retained Assets;

(iii) the LGP Retained Liabilities; or

(iv) any breach of, or failure to perform or comply with, any covenant, undertaking or obligation of LGP or any of its Subsidiaries (other than the Splitco Entities) under this Agreement, any Restructuring Agreement or any Other Agreement.

(c) The indemnification provisions set forth in Sections 4.1(a) and (b) shall not apply to: (i) any Losses the responsibility for which is expressly covered by the Tax Sharing Agreement; (ii) any Losses incurred by any Splitco Entity pursuant to any contractual obligation (other than this Agreement, the Restructuring Agreements or the Other Agreements) existing on or after the Closing Date between (x) LGP or any of its Subsidiaries or Affiliates, on the one hand, and (y) Splitco or any of its Subsidiaries or Affiliates, on the other hand; and (iii) any Losses incurred by any LGP Entity pursuant to any contractual obligation (other than this Agreement, the Restructuring Agreements or the Other Agreements) existing on or after the Closing Date between (x) LGP or any of its Subsidiaries or Affiliates, on the one hand, and (y) Splitco or any of its Subsidiaries or Affiliates, on the other hand.

(d) (i) In connection with any indemnification provided for in this Section 4.1, the party seeking indemnification (the “Indemnitee”) will give the party from which indemnification is sought (the “Indemnitor”) prompt notice whenever it comes to the attention of the Indemnitee that the Indemnitee has suffered or incurred, or may suffer or incur, any Losses for which it is entitled to indemnification under this Section 4.1, and, if and when known, the facts constituting the basis for such claim and the projected amount of such Losses (which shall not be conclusive as to the amount of such Losses), in each case in reasonable detail. Without limiting the generality of the foregoing, in the case of any Action commenced by a third party for which indemnification is being sought (a “Third-Party Claim”), such notice will be given no later than ten business days following receipt by the Indemnitee of written notice of such Third-Party Claim. Failure by any Indemnitee to so notify the Indemnitor will not affect the rights of such

Indemnitee hereunder except to the extent that such failure has a material prejudicial effect on the defenses or other rights available to the Indemnitor with respect to such Third Party Claim. The Indemnitee will deliver to the Indemnitor as promptly as practicable, and in any event within five business days after Indemnitee’s receipt, copies of all notices, court papers and other documents received by the Indemnitee relating to any Third-Party Claim.

(ii) After receipt of a notice pursuant to Section 4.1(d)(i) with respect to any Third-Party Claim, the Indemnitor will be entitled, if it so elects within thirty days of receipt of such notice (or such lesser period as may be required by court proceedings in the event of a litigated matter), to take control of the defense and investigation with respect to such Third-Party Claim and to employ and engage attorneys reasonably satisfactory to the Indemnitee to handle and defend such claim, at the Indemnitor’s cost, risk and expense, upon written notice to the Indemnitee of such election, which notice acknowledges the Indemnitor’s obligation to provide indemnification under this Agreement with respect to any Losses arising out of or relating to such Third-Party Claim. The Indemnitor will not settle any Third-Party Claim that is the subject of indemnification without the written consent of the Indemnitee, which consent will not be unreasonably withheld, conditioned or delayed; provided, however, that, after reasonable notice, the Indemnitor may settle a claim without the Indemnitee’s consent if such settlement (A) makes no admission or acknowledgment of Liability or culpability with respect to the Indemnitee, (B) includes a complete release of the Indemnitee and (C) does not seek any relief against the Indemnitee other than the payment of money damages to be borne by the Indemnitor. The Indemnitee will cooperate in all reasonable respects with the Indemnitor and its attorneys in the investigation, trial and defense of any lawsuit or action with respect to such Claim and any appeal arising therefrom (including the filing in the Indemnitee’s name of appropriate cross-claims and counterclaims). The Indemnitee may, at its own cost, participate in any investigation, trial and defense of any Third-Party Claim controlled by the Indemnitor and any appeal arising therefrom, including participating in the process with respect to the potential settlement or compromise thereof. If the Indemnitee has been advised by its counsel that there may be one or more legal defenses available to the Indemnitee that conflict with those available to, or that are not available to, the Indemnitor (“Separate Legal Defenses”), or that there may be actual or potential differing or conflicting interests between the Indemnitor and the Indemnitee in the conduct of the defense of such Third-Party Claim, the Indemnitee will have the right, at the expense of the Indemnitor, to engage separate counsel reasonably acceptable to the Indemnitor to handle and defend such Third-Party Claim, provided, that, if such Third-Party Claim can be reasonably separated between those portion(s) for which Separate Legal Defenses are available (“Separable Claims”) and those for which no Separate Legal Defenses are available, the Indemnitee will instead have the right, at the expense of the Indemnitor, to engage separate counsel reasonably acceptable to the Indemnitor to handle and defend the Separable Claims, and the Indemnitor will not have the right to control the defense or investigation of such Separable Claims (and, in which case, the Indemnitor will have the right to control the defense or investigation of the remaining portion(s) of such Third-Party Claim).

(iii) If, after receipt of a notice pursuant to Section 4.1(d)(i) with respect to any Third-Party Claim as to which indemnification is available hereunder, the Indemnitor does not undertake to defend the Indemnitee against such Third-Party Claim, whether by not giving the Indemnitee timely notice of its election to so defend or otherwise, the Indemnitee may, but will have no obligation to, assume its own defense, at the expense of the Indemnitor (including attorneys fees and costs), it being understood that the Indemnitee’s right to indemnification for such Third Party Claim shall not be adversely affected by its assuming the defense of such Third Party Claim. The Indemnitor will be bound by the result obtained with respect thereto by the Indemnitee; provided, that the Indemnitee may not settle any lawsuit or action with respect to which the Indemnitee is entitled to indemnification hereunder without the consent of the Indemnitor, which consent will not be unreasonably withheld, conditioned or delayed; provided further, that such consent shall not be required if (i) the Indemnitor had the right under this Section 4.1 to undertake control of the defense of such Third-Party Claim and, after notice, failed to do so within the period set forth in Section 4.1(d)(ii), or (ii) (x) the Indemnitor does not have the right to control the defense of the entirety of such Third-Party Claim pursuant to Section 4.1(d)(ii) or (y) the Indemnitor does not have the right to control the defense of any Separable Claim pursuant to Section 4.1(d)(ii) (in which case such settlement may only apply to such Separable Claims), the Indemnitee provides reasonable notice to Indemnitor of the settlement, and such settlement (A) makes no admission or acknowledgment of Liability or culpability with respect to the Indemnitor, (B) does not seek any relief against the Indemnitor and (C) does not seek any relief against the Indemnitee for which the Indemnitor is responsible other than the payment of money damages, provided further, that the Indemnitee shall take all reasonable steps to mitigate any Losses as to which indemnification is available hereunder.

(e) In no event will the Indemnitor be liable to any Indemnitee for any special, consequential, indirect, collateral, incidental or punitive damages, however caused and on any theory of liability arising in any way out of this Agreement, whether or not such Indemnitor was advised of the possibility of any such damages; provided, that the foregoing limitations shall not limit a party’s indemnification obligations for any Losses incurred by an Indemnitee as a result of the assertion of a Third Party Claim.

(f) The Indemnitor and the Indemnitee shall use commercially reasonable efforts to avoid production of confidential information, and to cause all communications among employees, counsel and others representing any party with respect to a Third Party Claim to be made so as to preserve any applicable attorney-client or work-product privilege.

(g) The Indemnitor shall pay all amounts payable pursuant to this Section 4.1 by wire transfer of immediately available funds, promptly following receipt from an Indemnitee of a bill, together with all accompanying reasonably detailed backup documentation, for any Losses that are the subject of indemnification hereunder, unless the Indemnitor in good faith disputes the amount of such Losses or whether such Losses are covered by the Indemnitor’s indemnification obligation in which event the Indemnitor shall promptly so notify the Indemnitee. In any event, the Indemnitor shall pay to the Indemnitee, by wire transfer of immediately available funds, the amount of any Losses for which it is liable hereunder no later than three (3) days following any final determination of the amount of such Losses and the Indemnitor’s liability therefor. A “final determination” shall exist when (a) the parties to the dispute have reached an agreement in writing or (b) a court of competent jurisdiction shall have entered a final and non-appealable order or judgment.

(h) If the indemnification provided for in this Section 4.1 shall, for any reason, be unavailable or insufficient to hold harmless an Indemnitee in respect of any Losses for which it is entitled to indemnification hereunder, then the Indemnitor shall contribute to the amount paid or payable by such Indemnitee as a result of such Losses, in such proportion as shall be appropriate to reflect the relative benefits received by and the relative fault of the Indemnitor on the one hand and the Indemnitee on the other hand with respect to the matter giving rise to such Losses.

(i) The remedies provided in this Section 4.1 shall be cumulative and shall not preclude assertion by any Indemnitee of any other rights or the seeking of any and all other remedies against an Indemnitor, subject to Section 4.1(e).

(j) The rights and obligations of the LGP Indemnified Persons and the Splitco Indemnified Persons under this Section 4.1 shall survive the Split-off.

(k) For the avoidance of doubt, the provisions of this Section 4.1 are not intended to, and shall not, apply to any Loss, claim or Liability to which the provisions of the Tax Sharing Agreement are applicable.

(l) To the fullest extent permitted by applicable law, the Indemnitor will indemnify the Indemnitee against any and all reasonable fees, costs and expenses (including attorneys’ fees), incurred in connection with the enforcement of his, her or its rights under this Section 4.1.

4.2 Further Assurances. At any time before or after the Closing, each party hereto covenants and agrees to make, execute, acknowledge and deliver such instruments, agreements, consents, assurances and other documents, and to take all such other commercially reasonable actions, as any other party may reasonably request and as may reasonably be required in order to carry out the purposes and intent of this Agreement and to implement the terms hereof.

4.3 Specific Performance. Each party hereby acknowledges that the benefits to the other party of the performance by such party of its obligations under this Agreement are unique and that the other party is willing to enter into this Agreement only in reliance that such party will perform such obligations, and agrees that monetary damages may not afford an adequate remedy for any failure by such party to perform any of such obligations. Accordingly, each party hereby agrees that the other party will have the right to enforce the specific performance of such party’s obligations hereunder and irrevocably waives any requirement for securing or posting of any bond or other undertaking in connection with the obtaining by the other party of any injunctive or other equitable relief to enforce their rights hereunder.

4.4 Access to Information.

(a) Each party will provide to the other party, at any time before or after the Effective Time, upon written request and promptly after the request therefor (subject in all cases, to any bona fide concerns of attorney-client or work-product privilege that any party may reasonably have and any restrictions contained in any agreements or contracts to which any party or its Subsidiaries is a party (it being understood that each of LGP and Splitco will use its reasonable best efforts to provide any such information in a manner that does not result in a violation of a privilege)), any information in its possession or under its control that the requesting party reasonably needs (i) to comply with reporting, filing or other requirements imposed on the requesting party by a foreign or U.S. federal, state or local judicial, regulatory or administrative authority having jurisdiction over the requesting party or its Subsidiaries, (ii) to enable the requesting party to institute or defend against any action, suit or proceeding in any foreign or

U.S. federal, state or local court or (iii) to enable the requesting party to implement the transactions contemplated hereby, including but not limited to performing its obligations under this Agreement, the Restructuring Agreements and the Other Agreements.

(b) Any information belonging to a party that is provided to another party pursuant to Section 4.4(a) will remain the property of the providing party. The parties agree to cooperate in good faith to take all reasonable efforts to maintain any legal privilege that may attach to any information delivered pursuant to this Section 4.4 or which otherwise comes into the receiving party’s possession and control pursuant to this Agreement. Nothing contained in this Agreement will be construed as granting or conferring license or other rights in any such information.

(c) The party requesting any information under this Section 4.4 will reimburse the providing party for the reasonable out of pocket costs, if any, of creating, gathering and copying such information, to the extent that such costs are incurred for the benefit of the requesting party. No party will have any Liability to any other party if any information exchanged or provided pursuant to this Agreement that is an estimate or forecast, or is based on an estimate or forecast, is found to be inaccurate, absent willful misconduct or fraud by the party providing such information.

(d) For the avoidance of doubt, the provisions of this Section 4.4 are not intended to, and shall not, apply to any information relating to matters governed by the Tax Sharing Agreement, which shall be subject to the provisions thereof in lieu of this Section 4.4.

4.5 Confidentiality. Each party will keep confidential for five years following the Closing Date (or for three years following disclosure to such party, whichever is longer), and will use reasonable efforts to cause its officers, directors, members, employees, Affiliates and agents to keep confidential during such period, all Proprietary Information of the other party, in each case to the extent permitted by applicable law.

(a) “Proprietary Information” means any proprietary ideas, plans and information, including information of a technological or business nature, of a party (in this context, the “Disclosing Party”) (including all trade secrets, intellectual property, data, summaries, reports or mailing lists, in whatever form or medium whatsoever, including oral communications, and however produced or reproduced), that is marked proprietary or confidential, or that bears a marking of like import, or that the Disclosing Party states is to be considered proprietary or confidential, or that a reasonable and prudent person would consider proprietary or confidential under the circumstances of its disclosure. Without limiting the foregoing, all information of the types referred to in the immediately preceding sentence to the extent used by Splitco or the Splitco Businesses or which constitute Splitco Assets on or prior to the Closing Date will constitute Proprietary Information of Splitco for purposes of this Section 4.5.

(b) Anything contained herein to the contrary notwithstanding, information of a Disclosing Party will not constitute Proprietary Information (and the other party (in this context, the “Receiving Party”) will have no obligation of confidentiality with respect thereto), to the extent such information: (i) is in the public domain other than as a result of disclosure made in breach of this Agreement or breach of any other agreement relating to confidentiality between the Disclosing Party and the Receiving Party; (ii) was lawfully acquired by the Disclosing Party from a third party not bound by a confidentiality obligation; (iii) is approved for release by prior written authorization of the Disclosing Party; or (iv) is disclosed in order to comply with a judicial order issued by a court of competent jurisdiction, or to comply with the laws or regulations of any governmental authority having jurisdiction over the Receiving Party, in which event the Receiving Party will give prior written notice to the Disclosing Party of such disclosure as soon as or to the extent practicable and will cooperate with the Disclosing Party in using reasonable efforts to disclose the least amount of such information required and to obtain an appropriate protective order or equivalent, and provided that the information will continue to be Proprietary Information to the extent it is covered by a protective order or equivalent or is not so disclosed.

4.6 Notices Regarding Transferred Assets. Any transferor of an Asset or Liability in the Restructuring that receives a notice or other communication from any third party, or that otherwise becomes aware of any fact or circumstance, after the Restructuring, relating to such Asset or Liability, will use commercially reasonable efforts to promptly forward the notice or other communication to the transferee thereof or give notice to such transferee of such fact or circumstance of which it has become aware. The parties will cause their respective Subsidiaries to comply with this Section 4.6.

4.7 Split-off Expenses. The parties agree to be equally liable for payment of the expenses incurred in connection with the Split-off, including, but without limitation, printing and mailing expenses, legal fees and expenses, accounting fees and expenses, SEC filing fees, listing and other application fees payable to the Nasdaq and OTC Markets, and other miscellaneous expenses (the “Split-Off Expenses”). The parties further agree that if and to the extent that any such Split-Off Expenses have been or are incurred by one party only, the other party shall reimburse such party on demand in an amount equal to 50% of such Split-Off Expenses.

4.8 Treatment of Payments. The parties agree to treat all payments made pursuant to this Agreement (other than interest) as a capital contribution by LGP to Splitco or a distribution by Splitco to LGP, as the case may be, occurring immediately prior to the Distribution in accordance with Section 4.06(a) of the Tax Sharing Agreement and to increase or reduce any amount paid hereunder or make any other adjustments in the same manner that a payment made under the Tax Sharing Agreement would be increased, reduced or otherwise adjusted under Section 4.06(a) of the Tax Sharing Agreement.

ARTICLE V

CLOSING

5.1 Closing. Unless this Agreement is terminated and the transactions contemplated by this Agreement abandoned pursuant to the provisions of Article VI, and subject to the satisfaction or waiver of all conditions set forth in each of Sections 2.2 and 5.2, the closing of the Distribution (the “Closing”) will take place at the offices of LGP, at 1550 Wewatta Street, Suite 1000, Denver, Colorado, at a mutually acceptable time and date to be determined by LGP (the “Closing Date”).

5.2 Conditions to Closing.

(a) The obligations of the parties to complete the transactions provided for herein are conditioned upon the satisfaction or, if applicable, waiver of the conditions set forth in Section 2.2.

(b) The performance by each party of its obligations hereunder is further conditioned upon:

(i) the performance in all material respects by the other party of its covenants and agreements contained herein to the extent such are required to be performed at or prior to the Closing; and

(ii) the representations and warranties of the other party being true and complete in all material respects as of the Closing Date with the same force and effect as if made at and as of the Closing Date.

5.3 Deliveries at Closing.

(a) LGP. At the Closing, LGP will deliver or cause to be delivered to Splitco:

(i) the Tax Sharing Agreement duly executed by an authorized officer of LGP;

(ii) the Services Agreement duly executed by an authorized officer of LGP;

(iii) the Facilities Sharing Agreement duly executed by an authorized officer of Liberty Global, Inc., a wholly-owned subsidiary of LGP (“LGI”);

(iv) the Sublease duly executed by an authorized officer of LGI;

(v) a secretary’s certificate certifying that the LGP Board has authorized the execution, delivery and performance by LGP of this Agreement, the Restructuring Agreements and the Other Agreements, which authorization will be in full force and effect at and as of the Closing; and

(vi) such other documents and instruments as Splitco may reasonably request.

(b) Splitco. At the Closing, Splitco will deliver or cause to be delivered to LGP:

(i) the Tax Sharing Agreement duly executed by an authorized officer of Splitco;

(ii) the Services Agreement duly executed by an authorized officer of Splitco;

(iii) the Facilities Sharing Agreement duly executed by an authorized officer of LiLAC Communications;

(iv) the Sublease duly executed by an authorized officer of LiLAC Communications;

(v) a secretary’s certificate certifying that the Splitco Board has authorized the execution, delivery and performance by Splitco of this Agreement, the Restructuring Agreements and the Other Agreements, which authorizations will be in full force and effect at and as of the Closing; and

(vi) such other documents and instruments as LGP may reasonably request.

ARTICLE VI

TERMINATION

6.1 Termination. This Agreement may be terminated and the transactions contemplated hereby may be amended, modified, supplemented or abandoned at any time prior to the Effective Time by and in the sole and absolute discretion of LGP without the approval of Splitco and without any compensation to Splitco. For the avoidance of doubt, from and after the Effective Time, this Agreement may not be terminated (or any provision hereof modified, amended or waived) without the written agreement of all the parties.

6.2 Effect of Termination. In the event of any termination of this Agreement in accordance with the first sentence of Section 6.1, this Agreement will immediately become void and the parties will have no Liability whatsoever to each other with respect to the transactions contemplated hereby.

ARTICLE VII

MISCELLANEOUS

7.1 Definitions.

(a) For purposes of this Agreement, the following terms have the corresponding meanings:

“Action” means any demand, action, claim, suit, countersuit, litigation, arbitration, prosecution, proceeding (including any civil, criminal, administrative, investigative or appellate proceeding), hearing, inquiry, audit, examination or investigation whether or not commenced, brought, conducted or heard by or before, or otherwise involving, any court, grand jury or other governmental authority or any arbitrator or arbitration panel.

“Affiliates” means with respect to any Person, any other Person that directly or indirectly, through one or more intermediaries, Controls, is Controlled by, or is under common Control with, such first Person; provided, that, for any purpose hereunder, in each case both before and after the Effective Time, none of the Persons listed in clause (i) or (ii) shall be deemed to be Affiliates of any Person listed in any other such clause: (i) LGP taken together with its Subsidiaries; and (ii) Splitco taken together with its Subsidiaries.

“Assets” means assets, properties, interests and rights (including goodwill), wherever located, whether real, personal or mixed, tangible or intangible, movable or immovable, in each case whether or not required by GAAP to be reflected in financial statements or disclosed in the notes thereto.

“Control” means, with respect to any Person, the possession, directly or indirectly, of the power to direct or cause the direction of the management or policies of such Person, whether through ownership of securities or partnership, membership, limited liability company, or other ownership interests, by contract or otherwise and the terms “Controlling” and “Controlled” have meanings correlative to the foregoing.

“Effective Time” means the time at which the Distribution will be effective.

“Facilities Sharing Agreement” means the Facilities Sharing Agreement by and among LGP, LGI and LiLAC Communications, substantially in the form attached hereto as Exhibit A.

“GAAP” means generally accepted accounting principles as in effect from time to time in the United States, consistently applied.

“Governmental Authorization” means any authorization, approval, consent, license, certificate or permit issued, granted, or otherwise made available under the authority of any court, governmental or regulatory authority, agency, stock exchange, commission or body.

“Liabilities” means any and all debts, liabilities, commitments and obligations, whether or not fixed, contingent or absolute, matured or unmatured, direct or indirect, liquidated or unliquidated, accrued or unaccrued, known or unknown, and whether or not required by GAAP to be reflected in financial statements or disclosed in the notes thereto (other than taxes).

“LBTYA” means LGP’s Class A Liberty Global Ordinary Shares, nominal value $0.01 per share.

“LBTYB” means LGP’s Class B Liberty Global Ordinary Shares, nominal value $0.01 per share.

“LBTYK” means LGP’s Class C Liberty Global Ordinary Shares, nominal value $0.01 per share.

“LGP Board” means the Board of Directors of LGP or a duly authorized committee thereof.

“LGP Articles” means the Articles of Association of LGP, as in effect immediately prior to the Effective Time.

“LGP Ordinary Shares” means LBTYA, LBTYB, LBTYK, LILA, LILAB and LILAK.

“LGP Entity” or “LGP Entities” means and includes each of LGP and its Subsidiaries (other than the Splitco Entities), after giving effect to the Restructuring.

“LGP Retained Assets” means all Assets which are held by LGP immediately prior to the Effective Time, other than the Splitco Assets.

“LGP Retained Businesses” means all businesses which are held by LGP immediately prior to the Effective Time, other than the Splitco Businesses.

“LGP Retained Liabilities” means all Liabilities which are held by LGP immediately prior to the Effective Time, other than the Splitco Liabilities.

“Liberty Global Ordinary Shares” means LBTYA, LBTYB and LBTYK.

“LiLAC Option” means an option to purchase shares of LiLAC Ordinary Shares pursuant to a share incentive plan of LGP.

“LiLAC SAR” means a share appreciation right with respect to shares of LiLAC Ordinary Shares granted under a share incentive plan of LGP.

“Losses” means any and all damages, losses, deficiencies, Liabilities, penalties, judgments, settlements, claims, payments, fines, interest, costs and expenses (including the fees and expenses of any and all actions and demands, assessments, judgments, settlements and compromises relating thereto and the costs and expenses of attorneys’, accountants’, consultants’ and other professionals’ fees and expenses incurred in the investigation or defense thereof or in asserting, preserving or enforcing an Indemnitee’s rights hereunder), whether in connection with a Third-Party Claim or otherwise.

“Person” means any individual, corporation, company, partnership, trust, incorporated or unincorporated association, joint venture or other entity of any kind.

“Qualifying Subsidiary” means any Person that was a direct or indirect Subsidiary of LGP prior to the date hereof or is a successor of any such Subsidiary or a parent company (directly or indirectly) of any such Subsidiary or successor, excluding Splitco.

“Restructuring Plan” means the Restructuring Plan attached hereto as Schedule 1.1.

“Securities Act” means the Securities Act of 1933, as amended, together with all rules and regulations promulgated thereunder.

“Services Agreement” means the Services Agreement to be entered into between Liberty Global BV and Splitco, substantially in the form attached hereto as Exhibit C.

“Splitco Assets” means all Assets of LGP attributed to the LiLAC Group immediately prior to the Effective Time.

“Splitco Board” means the Board of Directors of Splitco or a duly authorized committee thereof.

“Splitco Businesses” means LGE Coral and its subsidiaries, including CWC, VTR Finance and its subsidiaries, including VTR, Lila Chile and LiLAC Communications and its subsidiaries, including Liberty Puerto Rico and any other businesses attributed to the LiLAC Group immediately prior to the Effective Time.

“Splitco Entity” or “Splitco Entities” means and includes each of Splitco and its Subsidiaries, after giving effect to the Restructuring.

“Splitco Liabilities” means all Liabilities of LGP attributed to the LiLAC Group immediately prior to the Effective Time.

“Splitco Transitional Plan” means the Liberty Latin America Ltd. Transitional Share Adjustment Plan.

“Sublease” means the sublease by and among LGP, LGI and LiLAC Communications, substantially in the form attached hereto as Exhibit B.

“Subsidiary” when used with respect to any Person, means (i)(A) a corporation a majority in voting power of whose share capital or capital stock with voting power, under ordinary circumstances, to elect directors is at the time, directly or indirectly, owned by such Person, by one or more Subsidiaries of such Person, or by such Person and one or more Subsidiaries of such Person, whether or not such power is subject to a voting agreement or similar encumbrance, (B) a partnership or limited liability company in which such Person or a Subsidiary of such Person is, at the date of determination, (1) in the case of a partnership, a general partner of such partnership with the power affirmatively to direct the policies and management of such partnership or (2) in the case of a limited liability company, the managing member or, in the absence of a managing member, a member with the power affirmatively to direct the policies and management of such limited liability company, or (C) any other Person (other than a corporation) in which such Person, one or more Subsidiaries of such Person or such Person and one or more Subsidiaries of such Person, directly or indirectly, at the date of determination thereof, has or have (1) the power to elect or direct the election of a majority of the members of the governing body of such Person, whether or not such power is subject to a voting agreement or similar encumbrance, or (2) in the absence of such a governing body, at least a majority ownership interest, or (ii) any other Person of which an aggregate of 50% or more of the equity interests are, at the time, directly or indirectly, owned by such Person and/or one or more Subsidiaries of such Person. For purposes of this Agreement, both prior to and after the Effective Time, none of Splitco and its Subsidiaries shall be deemed to be Subsidiaries of LGP or any of its Subsidiaries.

“Tax Sharing Agreement” means the Tax Sharing Agreement to be entered into between LGP and Splitco, substantially in the form attached hereto as Exhibit E.

(b) As used herein, the following terms will have the meanings set forth in the applicable section of this Agreement set forth below:

Agreement	Preamble
Awards	Section 2.3(a)
Closing	Section 5.1
Closing Date	Section 5.1
Code	Recitals
Disclosing Party	Section 4.5(a)
Distribution	Recitals
Indemnitee	Section 4.1(d)(i)
Indemnitor	Section 4.1(d)(i)
LGE Coral	Recitals
LGI	Section 5.3(a)(iii)
LGP	Preamble
LGP Indemnified Parties	Section 4.1(a)
LILA	Recitals
LILAB	Recitals
LiLAC Communications	Recitals
LiLAC Group	Recitals
Lila Chile	Recitals
LiLAC Ordinary Shares	Recitals
LiLAC Ordinary Shares Record Holders	Section 2.1(b)
LILAK	Recitals
Other Agreements	Section 3.1(b)
Outstanding LiLAC Option	Section 2.3(b)
Outstanding LiLAC RSU	Section 2.3(e)
Outstanding LiLAC SAR	Section 2.3(c)
Post Spin Awards	Section 2.3(g)
Proprietary Information	Section 4.5(a)
Receiving Party	Section 4.5(b)
Record Date	Section 2.1(a)
Restructuring	Section 1.1(a)
Restructuring Agreements	Section 3.1(b)
Separable Claims	Section 4.1(d)(ii)
Separate Legal Defenses	Section 4.1(d)(ii)
Split-off	Recitals
Splitco	Preamble
Splitco Class A Common Shares	Section 2.1(b)
Splitco Class B Common Shares	Section 2.1(b)
Splitco Class C Common Shares	Section 2.1(b)
Splitco Common Shares	Section 2.1(b)
Splitco Indemnified Parties	Section 4.1(b)
Splitco Option	Section 2.3(b)
Splitco RSU	Section 2.3(e)
Splitco SAR	Section 2.3(c)
Split-off Expenses	Section 4.7
Third-Party Claim	Section 4.1(d)(i)
VTR Finance	Recitals

7.2 No Third-Party Rights. Except for the indemnification rights of the LGP Indemnified Persons and the Splitco Indemnified Persons pursuant to Section 4.1, nothing expressed or referred to in this Agreement is intended or will be construed to give any Person other than the parties hereto and their respective successors and assigns any legal or equitable right, remedy or claim under or with respect to this Agreement, or any provision hereof, it being the intention of the parties hereto that this Agreement and all of its provisions and conditions are for the sole and exclusive benefit of the parties to this Agreement and their respective successors and assigns.

7.3 Notices. All notices and other communications hereunder shall be in writing and shall be delivered in person, by facsimile (with confirming copy sent by one of the other delivery methods specified herein), by overnight courier or sent by certified, registered or express air mail, postage prepaid, and shall be deemed given when so delivered in person, or when so received by facsimile or courier, or, if mailed, three (3) calendar days after the date of mailing, as follows:

if to any LGP Entity:	Liberty Global plc
1550 Wewatta Street Suite 1000
Denver, Colorado 80202 Telephone (303) 220-6600
Facsimile [●]
Attention: General Counsel

if to any Splitco Entity:	Liberty Latin America Ltd. 1550 Wewatta Street Suite 1000 Denver, Colorado 80202
Telephone (303) 220-6600 Facsimile [●]
Attention: General Counsel

or to such other address as the party to whom notice is given may have previously furnished to the other party in writing in the manner set forth above.

7.4 Entire Agreement. This Agreement (including the Exhibits and Schedules attached hereto) together with the Restructuring Agreements and the Other Agreements (including the Tax Sharing Agreement) embodies the entire understanding among the parties relating to the subject matter hereof and thereof and supersedes and terminates any prior agreements and understandings among the parties with respect to such subject matter, and no party to this Agreement shall have any right, responsibility or Liability under any such prior agreement or understanding. Any and all prior correspondence, conversations and memoranda are merged herein and shall be without effect hereon. No promises, covenants or representations of any kind, other than those expressly stated herein, have been made to induce either party to enter into this Agreement.

7.5 Binding Effect; Assignment. This Agreement and all of the provisions hereof shall be binding upon and inure to the benefit of the parties hereto and their respective successors and permitted assigns. Except with respect to a merger of a party, neither this Agreement nor any of the rights, interests or obligations hereunder shall be assigned by any party hereto without the prior written consent of the other parties; provided, however, that LGP and Splitco may assign their respective rights, interests, duties, liabilities and obligations under this Agreement to any of their respective wholly-owned Subsidiaries, but such assignment shall not relieve LGP or Splitco, as the assignor, of its obligations hereunder.

7.6 Governing Law; Jurisdiction. This Agreement and the legal relations among the parties hereto will be governed in all respects, including validity, interpretation and effect, by the laws of the State of Delaware applicable to contracts made and performed wholly therein, without giving effect to any choice or conflict of laws provisions or rules that would cause the application of the laws of any other jurisdiction. Each of the parties hereto irrevocably agrees that any legal action or proceeding with respect to this Agreement, and the rights and obligations arising hereunder, or for recognition and enforcement of any judgment in respect of this Agreement, and the rights and obligations arising hereunder brought by the other party hereto or its successors or assigns, shall be brought and determined exclusively in the Delaware Court of Chancery and any state appellate court therefrom within the State of Delaware (or, if the Delaware Court of Chancery declines to accept jurisdiction over a particular matter, any state or federal court within the State of Delaware). Each of the parties hereto hereby irrevocably submits with regard to any such action or proceeding for itself and in respect of its property, generally and unconditionally, to the personal jurisdiction of the aforesaid courts and agrees that it will not bring any action relating to this Agreement or the transactions contemplated hereby in any court other than the aforesaid courts. Each of the parties hereto hereby irrevocably waives, and agrees not to assert as a defense, counterclaim or otherwise, in any action or proceeding with respect to this Agreement (a) any claim that it is not personally subject to the jurisdiction of the above named courts for any reason other than the failure to serve in accordance with Section 7.3 and this Section 7.6, (b) any claim that it or its property is exempt or immune from jurisdiction of any such court or from any legal process commenced in such courts (whether through service of notice, attachment prior to judgment, attachment in aid of execution of judgment, execution of judgment or otherwise) and (c) to the fullest extent permitted by applicable law, any claim that (i) the suit, action or proceeding in such court is brought in an inconvenient forum, (ii) the venue of such suit, action or proceeding is improper or (iii) this Agreement or the subject matter hereof may not be enforced in or by such courts. Process in any such suit, action or proceeding may be served on any party anywhere in the world, whether within or without the jurisdiction of any such court. Without limiting the foregoing, each party agrees that service of process on such party as provided in Section 7.3 shall be deemed effective service of process on such party.

7.7 Waiver of Jury Trial. EACH PARTY ACKNOWLEDGES AND AGREES THAT ANY CONTROVERSY WHICH MAY ARISE UNDER THIS AGREEMENT IS LIKELY TO INVOLVE COMPLICATED AND DIFFICULT ISSUES, AND, THEREFORE, EACH PARTY HEREBY IRREVOCABLY AND UNCONDITIONALLY WAIVES TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW, ANY RIGHT SUCH PARTY

MAY HAVE TO A TRIAL BY JURY IN RESPECT TO ANY ACTION DIRECTLY OR INDIRECTLY ARISING OUT OF, UNDER OR IN CONNECTION WITH OR RELATING TO THIS AGREEMENT. EACH PARTY CERTIFIES AND ACKNOWLEDGES THAT (A) NO REPRESENTATIVE, AGENT OR ATTORNEY OF ANY OTHER PARTY HAS REPRESENTED, EXPRESSLY OR OTHERWISE, THAT SUCH OTHER PARTY WOULD NOT, IN THE EVENT OF SUCH ACTION, SEEK TO ENFORCE THE FOREGOING WAIVER, (B) EACH PARTY UNDERSTANDS AND HAS CONSIDERED THE IMPLICATIONS OF THIS WAIVER, (C) EACH PARTY MAKES THIS WAIVER VOLUNTARILY, AND (D) EACH PARTY HAS BEEN INDUCED TO ENTER INTO THIS AGREEMENT BY, AMONG OTHER THINGS, THE MUTUAL WAIVERS AND CERTIFICATIONS IN THIS SECTION 7.7.

7.8 Severability. Any provision of this Agreement which is prohibited or unenforceable in any jurisdiction shall, as to such jurisdiction, be ineffective to the extent of such prohibition or unenforceability without invalidating the remaining provisions hereof. Any such prohibition or unenforceability in any jurisdiction shall not invalidate or render unenforceable such provision in any other jurisdiction. Upon a determination that any provision of this Agreement is prohibited or unenforceable in any jurisdiction, the parties shall negotiate in good faith to modify this Agreement so as to effect the original intent of the parties as closely as possible in an acceptable manner in order that the provisions contemplated hereby are consummated as originally contemplated to the fullest extent possible.

7.9 Amendments; Waivers. Except as otherwise provided in Section 6.1, any provision of this Agreement may be amended or waived if, but only if, such amendment or waiver is in writing and is signed, in the case of an amendment, by each party to this Agreement, or in the case of a waiver, by the party against whom the waiver is to be effective. No failure or delay by any party in exercising any right, power or privilege hereunder shall operate as a waiver thereof nor shall any single or partial exercise thereof preclude any other or further exercise thereof or the exercise of any other right, power or privilege. Except as otherwise provided herein, the rights and remedies herein provided shall be cumulative and not exclusive of any rights or remedies provided by applicable law. Any consent provided under this Agreement must be in writing, signed by the party against whom enforcement of such consent is sought.

7.10 No Strict Construction; Interpretation.

(a) LGP and Splitco each acknowledge that this Agreement has been prepared jointly by the parties hereto and shall not be strictly construed against any party hereto.

(b) When a reference is made in this Agreement to an Article, Section, Exhibit or Schedule, such reference shall be to an Article of, a Section of, or an Exhibit or Schedule to, this Agreement unless otherwise indicated. The table of contents and headings contained in this Agreement are for reference purposes only and shall not affect in any way the meaning or interpretation of this Agreement. Whenever the words “include”, “includes” or “including” are used in this Agreement, they shall be deemed to be followed by the words “without limitation.” The words “hereof”, “herein” and “hereunder” and words of similar import when used in this Agreement shall refer to this Agreement as a whole and not to any particular provision of this Agreement. All terms defined in this Agreement shall have the defined meanings when used in any certificate or other document made or delivered pursuant hereto unless otherwise defined therein. The definitions contained in this Agreement are applicable to the singular as well as the plural forms of such terms and to the masculine as well as to the feminine and neuter genders of such term. Any agreement, instrument or statute defined or referred to herein or in any agreement or instrument that is referred to herein means such agreement, instrument or statute as from time to time amended, modified or supplemented, including (in the case of agreements or instruments) by waiver or consent and (in the case of statutes) by succession of comparable successor statutes and references to all attachments thereto and instruments incorporated therein. References to a Person are also to its permitted successors and assigns and references to a party means a party to this Agreement.

7.11 Conflicts with Tax Sharing Agreement. In the event of a conflict between this Agreement and the Tax Sharing Agreement, the provisions of the Tax Sharing Agreement shall prevail.

7.12 Counterparts. This Agreement may be executed in two or more identical counterparts, each of which shall be deemed to be an original, and all of which together shall constitute one and the same agreement. The Agreement may be delivered by facsimile transmission of a signed copy thereof.

[SIGNATURE PAGE TO FOLLOW.]

IN WITNESS WHEREOF, the parties hereto have executed this Agreement as of the day and year first above written.

LIBERTY GLOBAL PLC

By:
Name:
Title:

LIBERTY LATIN AMERICA LTD.

By:
Name:
Title:

[SIGNATURE PAGE TO REORGANIZATION AGREEMENT.]

List of Omitted Exhibits and Schedules

The following exhibits and schedules to the Reorganization Agreement, dated as of [●], 2017, by and between Liberty Global plc and Liberty Latin America Ltd. have not been provided herein:

Exhibit A – Form of Facilities Sharing Agreement

Exhibit B – Form of Sublease

Exhibit C – Form of Services Agreement

Exhibit D – Form of Tax Sharing Agreement

Schedule 1.1 – Restructuring Plan

The undersigned registrant hereby undertakes to furnish supplementally a copy of any omitted exhibit or schedule to the Securities and Exchange Commission upon request.